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Exhibit 10.2

                       Form of Change In Control Agreement

                                  ______, 200_

[Name of Officer]
[Home Address]

Dear ________:

ATS Medical, Inc. (the "Company") recognizes that your contribution to the growth and success of the Company will be substantial and therefore desires to assure the Company of your continued employment. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held companies, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated subsequent to a "Change in Control" (as defined in Section 2 hereof) under the circumstances described below:

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 200_; provided, however, that commencing on January 1, 200_ and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than January 1 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a change in control of the Company (as defined in Section 2 hereof) shall have occurred during such term.

2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below, and your employment by the Company shall have been terminated in accordance with Section 3 below. For purposes




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     of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if (A) a change in control occurs of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; (B) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; (C) individuals who at the date hereof constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election of each new director was approved by a vote of at least two-thirds of directors then still in office who were directors at the beginning of the period and/or their successor directors who were recommended or elected to succeed a beginning director by at least two-thirds of the directors who were directors at the beginning of the period); or (D) the shareholders of the Company approve (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company. Notwithstanding the foregoing, none of the transactions contemplated by the Agreement and Plan of Merger dated as of January 23, 2006 by and among the Company, Seabiscuit Acquisition Corp., 3F Therapeutics, Inc. and Mr. Boyd Cox shall be deemed to constitute a Change in Control of the Company under this Agreement

3. Termination Following a Change in Control. If a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon any termination of your employment within 24 months following the Change in Control unless such termination is (A) because of your death,
     (B) by the Company for Cause (as defined below) or (C) by you other than for Good Reason (as defined below).

          (i) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your disability or from termination by you for Good Reason), after




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          a demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within 30 days of receiving such demand, (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise or (C) your conviction of a felony which impairs your ability substantially to perform your duties with the Company. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Failure to perform your duties with the Company during any period of disability shall not constitute Cause.

          (ii) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination within 24 months following a Change in Control upon the occurrence of any one or more of the following:

               (A) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change in Control or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by you;

               (B) a reduction by the Company in your base salary as in effect on the date hereof and as the same shall be increased from time to time hereafter;

               (C) the Company's requiring you to be based at a location in excess of thirty-five (35) miles from the location of your principal office immediately prior to the Change in Control;

               (D) the failure by the Company to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which you were participating at the time of the Change in Control or (b) provide you with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to




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               the Change in Control (or as in effect following the Change in
               Control, if greater); and

               (E) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 7 hereof.

          Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Termination by you of your employment for Good Reason as defined in this Subsection 3(ii) shall constitute termination for Good Reason for all purposes of this Agreement.

          (iii) Notice of Termination. Any purported termination of your employment by the Company or by you (other than by reason of your death) within 24 months following the month in which a Change in Control occurs, shall be communicated by Notice of Termination to the other party hereto in accordance with Section 8 hereof. Failure by you to provide Notice of Termination shall not limit any of your rights under this Agreement except to the extent the Company can demonstrate that it suffered actual damages by reason of such failure. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination (as defined below) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (iv) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination (except in the case of your death, in which case Date of Termination shall be the date of death); provided, however, that if your employment is terminated by the Company other than for Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to you and if your employment is terminated by you for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Company.

          (v) Termination Prior to a Change in Control. Any termination of your employment by the Company without Cause prior to a Change in Control which occurs at the request or insistence of any person (other than the Company) related to the Change in Control shall be deemed to have occurred after the Change in Control for purposes of this Agreement.




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4.   Compensation Upon Termination. Subject to paragraph 5 of this Agreement, following a Change in Control, upon termination of your employment during the term of this Agreement you shall be entitled to the following benefits:

          (i) If your employment by the Company shall be terminated (y) by the Company for any reason other than Cause, or (z) by you for Good Reason, you shall be entitled to the benefits provided below:

               (A) the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

               (B) the Company will pay as severance benefits to you, not later than 30 days following the Date of Termination, a lump sum severance payment equal to two times your annual base salary in effect at the time Notice of Termination is given or immediately prior to the date of the Change in Control, whichever is greater; and

               (C) for a period of 24 months after the Date of Termination, the Company will arrange to provide you with health and dental benefits substantially similar in design and cost (to you) as such benefits available to you immediately prior to the Notice of Termination; provided that such benefits shall be discontinued to the extent that you obtain employment providing comparable health and/or dental benefits during such 24-month period.

          (ii) The payments provided for in Section 4(i)(A) and (B) above shall be made not later than 30 days following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate as determined in good faith by the Company of the minimum amount of such payments and shall pay the remainder of such payments (together with interest from the date of such estimated payment at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code")) as soon as the amount thereof can be determined but in no event later than 45 days after the Date of Termination.

          In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable no later than 30 days after demand by the Company




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          (together with interest from the date of such estimated payment at the rate provided in Section 1274(b)(2)(B) of the Code).

          (iii) The Company shall also pay to you any legal fees and expenses incurred by you (A) as a result of successful litigation against the Company for nonpayment of any benefit hereunder or (B) in connection with any dispute with any Federal, state or local governmental agency with respect to benefits claimed under this Agreement. If you utilize arbitration to resolve any such dispute, the Company will pay any legal fees and expenses incurred by you in connection therewith.

          (iv) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this
          Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 4(i)(C) hereof.

          (v) Notwithstanding the foregoing, if and to the extent that you are entitled under any other agreement with the Company to receive any payment of severance upon termination, the amount payable to you pursuant to Section 4(i)(B) above shall be reduced by the amount of such other severance payment.

          (vi) Notwithstanding the foregoing, the Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of severance benefits if the Company determines that the timing would subject the severance benefits to any additional tax or interest assessed under Section 409A of the Code. In such event, the payments will occur as soon as practicable without causing the severance benefits to trigger such additional tax or interest under
          Section 409A of the Code. In addition, if your base salary continuation under Section 4(i)(A) above is delayed to comply with
          Section 409A of the Code, the Company shall pay any missed payments in a single lump sum at the time your base salary continuation commences.

5. Limitation on Payments. In the event that any payment or benefit received or to be received by you in connection with a change in control of the Company or a termination of your employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or with any person constituting a member of an "affiliated group" (as defined in Section 280G(d)(5) of the Code) which includes the Company or with any person whose actions result in a change in control of the Company (which shall be deemed to include any member of an affiliated group as




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     defined above)) (collectively with the amounts payable under this
     Agreement, "Total Payments") would not be deductible (in whole or in part) by the Company, an Affiliate or other person making such payment or providing such benefit solely as a result of Section 280G of the Code, the payments under this Agreement shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or the payments under this Agreement are reduced to zero. For purposes of this limitation: (i) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived pursuant to Section 280G of the Code in writing prior to the date of payment of the payments under this Agreement shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (iii) the payments under this Agreement shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (ii)) in their entirety constitute reasonable compensation within the meaning of Section 280G(b)(4)(B) of the Code, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

6. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Company and for which you may qualify, nor shall anything herein limit or reduce such rights as you may have under any other agreement with, or plan, program, policy or practice of, the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, the Company (including, without limitation, the cash-out of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by this Agreement.

7.   Successors.

          (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain




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          such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination and Notice of Termination shall be deemed to have been given on such date.

          (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate or, if no estate, in accordance with applicable law.

8. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

          If to the Company, to:
             ATS Medical, Inc.
             Attention: Corporate Secretary
             3905 Annapolis Lane, Suite 105
             Minneapolis, Minnesota 55447

          If to you, to:
             [Name of Officer]
             [Home Address]

     Either party to this Agreement may change its address for purposes of this
     Section 8 by giving 15 days' prior notice to the other party hereto.

9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota.




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10.  Validity; Integration. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement represents the entire agreement between the parties as to the subject matter hereof and supersedes and replaces any prior agreements, written or oral, between the parties hereto specifically with respect to severance payments triggered by termination of employment after a change in control.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. Arbitration. If you so elect, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. If you do not elect arbitration, you may pursue any and all legal remedies available to you.

13. Effective Date. This Agreement shall become effective as of the date set forth above.

14. Employment. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to continue your current employment status or to change any employment policies of the Company.




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If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

ATS MEDICAL, INC.


By
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Name:
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Title:
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Agreed to this       day
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of           , 200
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By
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Name:
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